                                                                    Exhibit 3.13

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                TCW CORPORATION

      We the undersigned, respectively the Vice President and Assistant Secretary of TCW Corporation, a corporation subject to the provisions of Minnesota Statutes 302A, known as the Minnesota Business Corporation Act, do hereby certify that on January 8, 1986, the following Restated Articles of Incorporation of TCW Corporation were unanimously adopted by a consent resolution of all shareholders of said Corporation to supersede and take the place of the existing Articles of Incorporation and all amendments thereto, to-wit:

                                   ARTICLE I

      The name of this Corporation shall be TCW Corporation.

                                   ARTICLE II

      This Corporation shall have general business purposes.

                                  ARTICLE III

      This Corporation shall have all of the powers granted or available under the laws of the State of Minnesota and laws amendatory thereof and supplementary thereto, including the power to acquire, own, sell, lease, mortgage, pledge or otherwise dispose of and deal in real estate, personal property, shares, bonds, securities and other evidence of indebtedness of any domestic or foreign corporation, including those of this Corporation.

                                   ARTICLE IV

      The duration of the Corporation shall be perpetual.

                                   ARTICLE V

      The location and post office address of the registered office of the Corporation in this state is 610 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, MN 55416, County of Hennepin.

                                   ARTICLE VI

      The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 25,100,000 shares which are divided into two classes as follows:

      100,000 shares of preferred stock ("Preferred Stock"), $100 par value, per share and

      25,000,000 shares of common stock ("Common Stock"), $.01 par value per share.

      The designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations, or restrictions of the above classes of stock are as follows:

                                       A.
                                Preferred Stock
                                 $100 Par Value

      1. Dividends.

      The holders of the Preferred Stock are not entitled to receive any regular periodic dividends, but the holders of Preferred Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

      2. Redemption.

      (a) The Preferred Stock is subject to redemption, in whole or in part at any time after issuance, at the option of the Corporation by resolution of the Board of Directors, at a price of $100 per share, together with the amount of any dividends declared, but unpaid thereon (herein referred to as the "Redemption Price"). Notice of every such redemption shall be given by the Corporation by mailing postage prepaid, a copy of such notice at least thirty
(30) days, but not more than sixty (60) days prior to the date fixed for such redemption to the holders of record of the shares of Preferred Stock to be redeemed at their address as appearing on the books of the Corporation. Each such notice shall specify the date of redemption, redemption price, place of payment, and, if less than all the outstanding shares of Preferred Stock are to be redeemed, the identification of the shares to be redeemed. Any notice mailed in the manner herein provided shall have been duly given whether the holder receives the notice or not.

      If the Corporation determines to redeem less than all of the shares of Preferred Stock then outstanding, the shares so to be redeemed shall be selected by lot or pro rata not more than sixty (60) days prior to the date of redemption. In order to facilitate the redemption of any shares of Preferred Stock that may be selected for redemption, the Corporation will not be required
(i) to issue, transfer or exchange any shares of Preferred Stock during a period beginning at the opening of business fifteen (15) days before the date of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any shares of Preferred Stock so selected for redemption.

      (b) On the date of redemption or prior thereto at the election of the Corporation, the Corporation shall deposit or set aside funds sufficient to pay the aggregate redemption price of the shares of Preferred Stock so called for redemption and outstanding on the date of the deposit. Any interest accrued on funds so deposited or set aside shall be paid to the Corporation from time to time, and the holders of shares to be redeemed shall have no claim to any such interest. Any funds so deposited and set aside which are unclaimed by the holders of shares called for redemption at the end of five (5) full calendar years after the redemption date will become the property of the Corporation, and thereafter, the holders of shares called for redemption may look only to the Corporation for the payment thereof.

      (c) If the notice of redemption has been given and the funds deposited or set aside as provided above, then on and after the date of redemption all shares so called for redemption will no longer be outstanding and all rights of the holders thereof as stockholders of the Corporation (except the right to receive payment of the Redemption Price) will cease and terminate.

      3. Liquidation.

      In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock are entitled to receive $100 per share, together with the amount of all unpaid dividends thereon, but without interest, before any payment or distribution of the assets of the Corporation (whether capital or surplus) may be paid to or set apart for the holders of any other class or classes of stock of the Corporation. If, upon any liquidation, dissolution, or winding up of the affairs of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Preferred Stock are insufficient to pay in full the amount aforesaid, then such assets, or proceeds thereof, shall be distributed ratably among such holders. After the making of such payments in full to the holders of the Preferred Stock the remaining assets of the Corporation shall be distributed to the holders of any other class or classes of stock of the Corporation, subject to the respective terms and provisions, if any, applying to such stock. A merger or a consolidation of the Corporation into or with any other corporation, or the merger or consolidation of any other corporation into or with the Corporation, or a sale, transfer or lease of all or any part of the assets of the Corporation is not a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

      4. Voting Rights.

      The holders of Preferred Stock are not entitled to vote.

                                       B.
                                  Common Stock

      1. Dividends.

      Subject to the preferential rights of the Preferred Stock, the holders of Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

      2. Liquidation.

      In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amount to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock are entitled to receive all the remaining assets of the Corporation, of whatever kind available for distribution of stockholders, ratably in proportion to the numbers of shares of Common Stock held by them respectively.

      3. Voting Rights.

      Except as may be otherwise required by law or these Articles of Incorporation, each holder of Common Stock has one vote with respect of each share of stock held by him of record on the books of the Corporation on all matters voted upon by the stockholders.

                                       C.
                                Other Provisions

      No stockholder of this Corporation of any class shall have any right to cumulate his votes in the election of directors and no holder of any share of any class of stock of this Corporation shall have any pre-emptive right to subscribe for or purchase any new or additional shares of stock of any class of this Corporation whether now or hereafter authorized. Notwithstanding any provisions hereof, any amendment to these Aritcles of Incorporation which increases or decreases the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of this Corporation.

                                  ARTICLE VII

      The business of this Corporation shall be managed by a Board of Directors, of one or more members, who need not be shareholders, who shall each serve for one (1) year or until such time as their successors shall be elected and qualified.

      The names and addresses of the directors of this Corporation, who are of full age, are as follows:

            James H. Michael
            142 Mississippi River Boulevard North
            St. Paul, MN 55104

            Miles E. Efron
            8901 Westmoreland Lane
            St. Louis Park, MN 55426

            Jeffrey J. Michael
            3343 St. Louis Avenue
            Minneapolis, MN 55416

                                  ARTICLE VIII

      Any action required or permitted to be taken at a Board of Directors meeting, except for those actions which must be approved by the shareholders, may be taken by a written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present. When any such written action is taken by less than all directors, all directors shall be notified immediately of its text and effective date.

                                   ARTICLE IX

      1. The Board of Directors of the Corporation shall have authority to allot shares and to accept or reject subscriptions for shares.

      2. The Board of Directors may grant rights to convert any of the Corporation's securities into shares of any class or classes of securities which the Corporation may at any time be authorized to issue, and may also authorize the issuance of options to purchase or subscribe for shares of any class or classes. The Board of Directors may fix the terms, provisions and conditions of such rights or options, including the conversion basis or bases and the option price or prices at which shares may be purchased and subscribed for.

      3. The Board of Directors shall have the power to issue shares of stock of the Corporation for cash, services, or property, as it may from time to time deem expedient, or in exchange for securities or assets of other business enterprises or otherwise.

      4. The Board of Directors shall have the power to restrict the sale or transfer of the Corporation's stock.

                                   ARTICLE X

      The private property of the shareholders of this Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

      IN TESTIMONY WHEREOF, we have set our hands this 8th day of January, 1988.


                                        /s/ James H. Michael
                                        -----------------------------------
                                        James H. Michael, Vice President


                                        /s/ Miles E. Efron
                                        -----------------------------------
                                        Miles E. Efron, Assistant Secretary

STATE OF MINNESOTA      )
                        ) ss.
COUNTY OF RAMSEY        )

      James H. Michael and Miles E. Efron, being first duly sworn on oath depose and say that they are respectively the Vice President and Assistant Secretary of TCW Corporation, the corporation named in the foregoing Certificate; that said Certificate contains a true statement of the action of the shareholders of said Corporation; that said Certificate is executed on behalf of said Corporation by its express authority; and they further acknowledge the same to be their free act and deed and the free act and deed of said Corporation.

                                        /s/ James H. Michael
                                        -----------------------------------
                                        James H. Michael, Vice President


                                        /s/ Miles E. Efron
                                        -----------------------------------
                                        Miles E. Efron, Assistant Secretary

Subscribed and sworn to before me
this 8th day of January, 1986.


/s/ Karen Clare
---------------
Notary Public

[NOTARY SEAL OF KAREN CLARE]

--------------------------------------------------------------------------------
                               STATE OF MINNESOTA
                              DEPARTMENT OF STATE

I hereby certify that the within instrument was filed for record in this office on the 20th day of March A.D. 1986, at 11:30 o'clock P.M., and was duly recorded in [ILLEGIBLE] N-66 of [ILLEGIBLE] 629


                            /s/ Joan Anderson Growe
--------------------------------------------------------------------------------